EXHIBIT 15

May 1, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 1, 2014 on our review of interim financial information of MasterCard Incorporated and its subsidiaries (the “Company”) as of March 31, 2014 and for the three month periods ended March 31, 2014 and 2013 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2014 is incorporated by reference in its Registration Statements on Form S-8 dated June 30, 2006 (File No. 333-135572), August 9, 2006 (File No. 333-136460), and June 15, 2007 (File No. 333-143777), and the Registration Statement on Form S-3 dated August 2, 2012 (No. 333-183021).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York